AMENDMENT NO. 5 TO CREDIT AGREEMENT

     This Amendment No. 5 to Credit Agreement ("Amendment No. 4") dated as of March 4, 1996 is made by and among SPX Corporation, a Delaware corporation (the "Borrower"), each of the undersigned Lenders and The First National Bank of Chicago, individually and as agent for the Lenders.

                        R E C I T A L S

          A.   The parties hereto are party to a certain Credit
Agreement dated as of March 24, 1994 (as heretofore amended, the "Credit Agreement"). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

          B. The parties hereto desire to enter into this Amendment No. 5 in order to amend Section 6.32 of the Credit Agreement in certain respects and to permanently reduce the Aggregate Revolving Credit Commitment as hereinafter provided.

          NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the Agent, the Required Lenders and the Borrower agree as follows:

          1.   Amendment of Section 6.32.  Section 6.32 of the
Credit Agreement is deleted in its entirety and the following is added in substitution therefor:

          " 6.32. Subordinated Debt Documents. The Borrower will not make any amendment or modification of any Subordinated Debt Documents, nor shall the Borrower, on or after March 5, 1996, directly or indirectly voluntarily prepay, defease, or in substance defease, purchase, redeem, retire, or otherwise acquire any of the Indebtedness evidenced by the Subordinated Notes in an aggregate amount exceeding $50,000,000."

          2. Permanent Reduction of the Aggregate Revolving Credit Commitment. The Borrower and the Lenders hereby agree that the Aggregate Revolving Credit Commitment is hereby permanently reduced, ratably among the Lenders, from $225,000,000 to $175,000,000 effective on the date that this Amendment No. 5 becomes effective pursuant to paragraph 4 hereof.

          3. Representations and Warranties. The Borrower represents and warrants that: (a) this Amendment No. 5 is a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and (ii) general principals of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and
(b) after giving effect to the execution of this Amendment No. 5 no Default or Unmatured Default has occurred and is continuing.

          4. Effective Date. The amendments contained in this Amendment No. 5 shall become effective only upon receipt by the Agent (with sufficient copies for the Lenders) of written agreement thereto by the Agent, the Required Lenders and the Borrower.

          5. Effect of Amendment. Upon execution of this Amendment No. 5, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words like import, and each reference to the Credit Agreement in any of the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby. Except as specifically set forth above, the Credit Agreement, the Exhibits and Schedules thereto and the Notes shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

          6. Counterparts. This Amendment No. 5 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument.

          7. Governing Law. This Amendment No. 5 shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be executed by their duly authorized representatives as of the date first written above.


                                   SPX CORPORATION

                                   By:    William L. Trubeck
                                   Title: Senior Vice President, Finance
                                          and Chief Financial and
                                          Accounting Officer

                                   THE FIRST NATIONAL BANK OF
                                   CHICAGO, individually as a Lender
                                   and as Agent

                                   By:    Patricia H. Besser
                                   Title: Vice President

                                   THE BANK OF NEW YORK, as Lender

                                   By:    John M. Lokay, Jr.
                                   Title: Vice President

                                   NBD BANK, N.A., as Lender

                                   By:    William C. Goodhue
                                   Title: Vice President

                                   THE BANK OF NOVA SCOTIA, as Lender

                                   By:    F.C.H. Ashby
                                   Title: Senior Manager Loan Operations

                                   MICHIGAN NATIONAL BANK,  as Lender

                                   By:    Joseph M. Redoutey
                                   Title: Vice President

                                   SUMITOMO BANK, as Lender

                                   By:    James W. Semonchik
                                   Title: Senior Vice President

                                   THE YASUDA TRUST & BANKING
                                   CO., LTD., as Lender

                                   By:    K. Inoue
                                   Title: Joint Regional Manager

                                   MITSUBISHI TRUST & BANKING
                                   CORPORATION, as Lender

                                   By:    Masaaki Yamagishi
                                   Title: Chief Manager

                                   COMERICA BANK, as Lender

                                   By:    James R. Grossett
                                   Title: Vice President

                                   OLD KENT BANK & TRUST
                                   COMPANY, as Lender

                                   By:    Richard K. Russo
                                   Title: Vice President

                                   BANK OF TOKYO TRUST, as Lender

                                   By:    Friedrich N. Wilms
                                   Title: Vice President